Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Tigo Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered(5)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share (“Common Stock”)	Rule 457(o)		(1)		(2)		(2)
Fees to Be Paid	Equity	Preferred Stock	Rule 457(o)		(1)		(2)		(2)
Fees to Be Paid	Equity	Debt Securities	Rule 457(o)		(1)		(2)		(2)

Fees to Be Paid	Equity/Other	Warrants	Rule 457(o)		(1)		(2)		(2)
Fees to Be Paid	Debt	Rights	Rule 457(o)		(1)		(2)		(2)

Fees to Be Paid	Other	Units	Rule 457(o)		(1)		(2)		(2)
Fees to Be Paid	Unallocated (Universal) Shelf	N/A (Total of Above)	Rule 457(o)	N/A		N/A		$100,000,000		0.00014760	$14,760
Total Offering Amounts											$14,760
Total Fees Previously Paid											$—
Total Fee Offsets											$—
Net Fee Due											$14,760

(1)	The amount to be registered consists of up to $100,000,000 of an indeterminate amount of Common Stock, preferred stock, debt securities, warrants, rights and/or units. The securities registered also include such unspecified amounts and numbers of shares of Common Stock, preferred stock, debt securities or warrants as may be issued upon conversion of or exchange for preferred stock, debt securities, warrants, units or rights that provide for conversion or exchange. Any securities registered hereunder may be sold separately or together with other securities registered hereunder.

(2)	The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.